Exhibit 99.2

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2005 RESULTS;

ANNOUNCES $750 MILLION STOCK REPURCHASE PROGRAM

THIRD QUARTER HIGHLIGHTS

•	Rental and management segment revenues increased to $260.8 million

•	Rental and management segment operating profit increased to $176.7 million

•	Adjusted EBITDA increased to $165.9 million

•	Cash from operations increased to $95.2 million

•	New $2.45 billion credit facilities

•	$750 million stock repurchase program to be completed by the end of 2006

Boston, Massachusetts – November 3, 2005 – American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2005. The Company’s third quarter results are comprised of the results of American Tower as a stand-alone entity through August 3, 2005, and the combined results of American Tower and SpectraSite, Inc. (“SpectraSite”) following August 3, 2005, in connection with the completion of the Company’s merger with SpectraSite during the quarter. Please refer to the supplemental schedules provided below for selected American Tower and SpectraSite stand-alone operating results.

Total revenues increased 46% to $264.7 million and rental and management segment revenue increased 49% to $260.8 million, of which $67.4 million was attributable to SpectraSite, for the quarter ended September 30, 2005, as compared to the same period in 2004. Rental and management segment operating profit increased 49% to $176.7 million, of which $40.6 million was attributable to SpectraSite, for the quarter ended September 30, 2005, as compared to the same period in 2004.

Adjusted EBITDA (defined as income from operations before depreciation, amortization and accretion and impairments, net loss on sale of long-lived assets, restructuring and merger related expense, plus interest income, TV Azteca, net) increased 47% to $165.9 million, of which $37.3 million was attributable to SpectraSite, for the quarter ended September 30, 2005, as compared to the same period in 2004. Adjusted EBITDA margin was 63% for the quarter ended September 30, 2005.

Income from operations increased to $39.4 million for the quarter ended September 30, 2005, as compared to $21.0 million for the same period in 2004. Loss from continuing operations decreased to $20.1 million for the quarter ended September 30, 2005, as compared to $59.5 million for the same period in 2004. Loss from continuing operations for the quarter ended September 30, 2005 includes a $14.4 million pre-tax loss on retirement of long-term obligations related to the refinancing of certain of the Company’s outstanding indebtedness described below, as compared to $48.0 million for the same period

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in 2004. Net loss decreased to $20.9 million, or $(0.06) per share, for the quarter ended September 30, 2005, from $60.1 million, or $(0.27) per share, for the same period in 2004.

Net cash provided by operating activities was $95.2 million, of which $12.3 million was attributable to SpectraSite, for the quarter ended September 30, 2005. Payments for purchases of property and equipment and construction activities were $22.7 million, of which $4.4 million was attributable to SpectraSite, for the quarter ended September 30, 2005. The Company completed the construction of 66 towers and the installation of 3 in-building systems during the quarter.

“Over the past six months our US tower division has been diligently evaluating the practices of both American Tower and SpectraSite and selecting the best people and operational processes for the combined company,” stated Jim Taiclet, American Tower’s Chairman and Chief Executive Officer. “We hit the ground running as we closed the merger in August, with senior leadership, structure and locations already largely determined. Since the closing we have made significant additional progress in merger integration activities, including the establishment of a unified sales and marketing force to better serve our customers. We are more excited than ever at the opportunities created by the merger to enhance our customer relationships and reward our shareholders.

“2005 has been a transformational year for American Tower. In addition to our merger with SpectraSite, we have significantly strengthened our financial position. As a result, American Tower received multiple notch upgrades from credit ratings agencies during the quarter and recently completed the refinancing of the Company’s senior secured credit facilities, lowering interest costs and increasing the Company’s liquidity. Our strengthened financial position and consistent operating performance enabled the implementation of a $750 million stock repurchase plan.

“Looking forward to 2006, the fundamentals of the wireless sector, our customers and the tower industry remain strong. Our carrier customers continue to improve their network quality and coverage and deploy new services and applications. These trends, as well as the expected synergies and operational efficiencies as a result of our merger with SpectraSite, give us confidence in our ability to deliver consistent financial and operational results in 2006.”

Stock Repurchase Program

The Company’s board of directors has approved a stock repurchase program pursuant to which the Company intends to repurchase up to $750 million of its Class A common stock through December 2006. The Company expects to utilize cash from operations, borrowings under its credit facilities and cash on hand to fund the repurchase program.

Under the program, management is authorized to purchase shares from time to time in open market purchases or privately negotiated transactions at prevailing market prices. To facilitate repurchases, the Company’s board of directors has authorized the Company to make purchases pursuant to a Rule 10b5-1 plan, which will allow the Company to repurchase its shares during periods when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.

Financing Highlights

As previously announced, the Company completed the refinancing of the existing senior secured credit facilities of its principal operating subsidiaries in October 2005. At the American Tower operating company level, the Company completed a $1.3 billion senior secured credit facility, consisting of an undrawn $300 million revolving loan, a fully drawn $750 million Term Loan A and an undrawn $250 million Delayed Draw Term Loan. At the SpectraSite operating company level, the Company completed a $1.15 billion senior secured credit facility, consisting of an undrawn $250 million revolving loan, a fully drawn $700 million Term Loan A and an undrawn $200 million Delayed Draw Term Loan.

The completion of the new credit facilities is consistent with the Company’s financial strategy of reducing its cost of capital and interest costs while increasing its liquidity and financial flexibility. As a result of the refinancing, the Company’s LIBOR margin was reduced to 75 bps, and the Company increased its available liquidity under its credit facilities to approximately $977 million, which may be used to

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repurchase high cost debt, fund the $750 million stock repurchase program, and for other general corporate purposes.

As previously announced, during the quarter ended September 30, 2005, the Company repurchased a total of $15 million face amount ($10 million of accreted value, net of $0.5 million fair value allocated to warrants) of its 12.25% senior subordinated discount notes due 2008. In addition, during the quarter ended September 30, 2005 the Company redeemed all of the remaining outstanding $142 million of its 9.375% senior notes due 2009.

During the quarter ended September 30, 2005, holders of approximately $46 million principal amount of the Company’s 3.25% convertible notes due 2010 converted their notes into 3.8 million shares of the Company’s Class A common stock. In connection with the conversion, the Company paid the noteholders approximately $4 million, calculated based on accrued and unpaid interest and the discounted value of future interest payments on the notes.

Fourth Quarter 2005 and 2006 Full Year Outlook

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company’s expectations as of November 3, 2005.

The Company’s full-year 2006 outlook includes anticipated merger-related cost reductions in its rental and management segment and corporate G&A of approximately $35 million. Please refer to the cautionary language regarding “forward-looking” statements included in this press release when considering this information. The Company undertakes no obligation to update this information.

($ in millions)	Fourth Quarter 2005			Full Year 2006
Rental and management segment revenue	$295	to	$299	$1,225	to	$1,255
Rental and management segment operating profit	$200	to	$203	$834	to	$873

Services segment revenue	$3	to	$4	$12	to	$17
Services segment operating profit	$1	to	$1	$4	to	$4

Total revenue	$298	to	$303	$1,237	to	$1,272
Total segment operating profit	$201	to	$204	$838	to	$877

Corporate G&A	$11	to	$12	$33	to	$37

Adjusted EBITDA	$190	to	$192	$805	to	$840

Cash interest expense	$50	to	$48	$224	to	$211
Non-cash interest expense (1)	$11	to	$11	$11	to	$11

Depreciation, amortization and accretion (2)	$135	to	$133	$532	To	$524

(Loss) income from continuing operations (3)	$(21)	to	$(16)	$(16)	to	$22

Payments for purchase of property and equipment and construction activities (4)	$30	to	$35	$95	to	$120

(1)	Non-cash interest expense includes the accretion from the Company’s 12.25% senior subordinated discount notes, warrant discount and the amortization of deferred financing fees.
(2)	Depreciation, amortization and accretion expense included in the calculation of operating income is based on the preliminary purchase price allocation of SpectraSite and is subject to change.
(3)	The fourth quarter 2005 loss from continuing operations includes a $10 million pre-tax loss from retirement of long-term obligations as a result of the refinancing of the American Tower and SpectraSite credit facilities. The full year 2006 loss includes $29 million pre-tax loss from retirement of long-term obligations as a result of the anticipated repurchase of the remaining $329 million face amount 12.25% senior subordinated discount notes. Outlook for the fourth quarter 2005 and the

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full year 2006 do not include estimates of the impact of expensing stock based compensation pursuant to the fair value recognition provisions of FASB No. 123R “Share-Based Payments”.
(4)	The Company’s fourth quarter 2005 outlook for capital expenditures is $30 million to $35 million, including the construction of approximately 55-80 new wireless towers and the installation of approximately 15-20 in-building systems. The Company’s full year 2006 outlook for capital expenditures is $95 million to $120 million, including the construction of approximately 225-275 new wireless towers and the installation of 40-60 in-building systems.

The reconciliation of (Loss) income from continuing operations to Adjusted EBITDA is as follows:

($ in millions)	Fourth Quarter 2005			Full Year 2006
(Loss) income from continuing operations (1)	$(21)	to	$(16)	$(16)	to	$22

Depreciation, amortization and accretion (2)	$135	to	$133	$532	to	$524

Other, including impairments, net loss on sale of long-lived assets, restructuring and merger related expense, interest income, loss on retirement of long-term obligations, loss on equity method investments, other expense, income tax benefit and minority interest in net earnings of subsidiaries.	$76	to	$75	$289	to	$294

Adjusted EBITDA	$190	to	$192	$805	to	$840

(1)	The Company has not reconciled Adjusted EBITDA to net loss because it does not provide guidance for loss from discontinued operations, net, which is the reconciling item between loss from continuing operations and net loss.
(2)	Depreciation, amortization and accretion expense included in the calculation of operating income is based on the preliminary purchase price allocation of SpectraSite and is subject to change.

Conference Call Information

American Tower will host a conference call today at 8:30 a.m. EST to discuss its third quarter results for 2005 and the Company’s outlook for the fourth quarter 2005 and full year 2006. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Jim Taiclet, Chairman and Chief Executive Officer. The dial-in numbers are US/Canada: (877) 235-9047 and International: (706) 645-9644, access code 1594207. A replay of the call will be available from 9:30 a.m. EST November 3, 2005 until 11:59 p.m. EST November 10, 2005. The replay dial-in numbers are US/Canada: (800) 642-1687 and International: (706) 645-9291, access code 1594207. American Tower will also sponsor a live simulcast of the call on its website, http://investor.americantower.com. When available, a replay of the call will be accessible on the Company’s website.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. American Tower owns and operates over 22,000 sites in the United States, Mexico, and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this press release, the Company has presented the following non-GAAP financial measures: Adjusted EBITDA and Adjusted EBITDA margin. These measures are not intended as substitutes for other measures of financial performance determined in accordance with GAAP. They are presented as additional information because management believes they are useful indicators of the current financial performance of our core businesses. We believe that these measures can assist in comparing company performances on a consistent basis without regard to depreciation and amortization or capital structure. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Additionally, interest expense may vary significantly depending on capital structure. Notwithstanding the foregoing, the Company’s measures of Adjusted

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EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included above and on page 10 of this press release. The Company’s results under GAAP are set forth in the financial statements attached as pages 6 to 8 of this press release.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, our fourth quarter 2005 and full year 2006 Outlook, stock repurchase program and planned future capital expenditures. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space would materially and adversely affect our operating results and we cannot control that demand; (2) substantial leverage and debt service obligations may adversely affect us; (3) restrictive covenants in our credit facilities and indentures could adversely affect our business by limiting flexibility; (4) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, revenue and ability to generate positive cash flows could be adversely affected; (5) due to the long-term expectations of revenue from tenant leases, the tower industry is sensitive to the creditworthiness of its tenants; (6) our foreign operations are subject to economic, political and other risks that could adversely affect our revenues or financial position; (7) a substantial portion of our revenues is derived from a small number of customers; (8) status of Iusacell Celular’s financial restructuring exposes us to risks and uncertainties; (9) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues; (10) we could have liability under environmental laws; (11) our business is subject to government regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (12) increasing competition in the tower industry may create pricing pressures that may adversely affect us; (13) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (14) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these risks are substantiated; (15) the bankruptcy proceeding of our Verestar subsidiary exposes us to risks and uncertainties; (16) we may not realize the intended benefits of the merger if we are unable to integrate SpectraSite’s operations, wireless communication tower portfolio, customers and personnel in a timely and efficient manner; and (17) we expect to incur substantial expenses related to the integration of SpectraSite. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled “Factors That May Affect Future Results” in our Form 10-Q for the quarter ended June 30, 2005. We undertake no obligation to update the information contained in this presentation to reflect subsequently occurring events or circumstances.

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CONSOLIDATED BALANCE SHEETS
(In thousands)	September 30, 2005 (a)	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$109,159	$215,557
Accounts receivable, net	37,553	38,634
Other current assets	59,956	51,457
Assets held for sale	3,389	3,389

Total current assets	210,057	309,037

Property and equipment, net	3,404,389	2,273,356
Goodwill and other intangible assets, net	4,290,263	1,577,986
Deferred income taxes	510,182	633,814
Notes receivable and other long-term assets	370,768	291,779

Total	$8,785,659	$5,085,972

		.
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$194,160	$121,672
Accrued interest	41,993	39,466
Current portion of long-term obligations	2,241	138,386
Other current liabilities	74,847	32,681

Total current liabilities	313,241	332,205

Long-term obligations	3,637,916	3,155,228
Other long-term liabilities	190,172	121,505

Total liabilities	4,141,329	3,608,938

Minority interest in subsidiaries	5,916	6,081

STOCKHOLDERS' EQUITY
Class A Common Stock	4,110	2,297
Additional paid-in capital	7,265,983	4,012,425
Accumulated deficit	(2,623,652)	(2,539,403)
Unearned compensation	(3,661)
Treasury stock	(4,366)	(4,366)

Total stockholders' equity	4,638,414	1,470,953

Total	$8,785,659	$5,085,972

Note:

(a)	The allocation of the SpectraSite purchase price is based on a preliminary third-party valuation and management's estimates and assumptions which are subject to adjustment as additional information is obtained and the third-party valuation is finalized.

UNAUDITED CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005 (a)	2004	2005 (a)	2004
REVENUES:
Rental and management	$260,791	$174,946	$626,970	$507,109
Network development services	3,955	5,935	10,191	14,855

Total operating revenues	264,746	180,881	637,161	521,964

OPERATING EXPENSES:
Rental and management	87,717	59,838	207,285	177,034
Network development services	2,901	5,134	8,434	12,040
Depreciation, amortization and accretion	116,752	81,569	283,507	248,378
Corporate general, administrative and development expense	11,887	6,861	25,303	20,391
Impairments, net loss on sale of long-lived assets, restructuring and merger related expense	6,087	6,517	10,337	15,804

Total operating expenses	225,344	159,919	534,866	473,647

INCOME FROM OPERATIONS	39,402	20,962	102,295	48,317

OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net	3,609	3,584	10,691	10,776
Interest income	1,351	1,166	2,858	3,402
Interest expense	(57,651)	(65,631)	(165,410)	(202,809)
Loss on retirement of long-term obligations	(14,420)	(47,951)	(45,850)	(87,392)
Other income (expense)	1,112	(1,176)	622	(2,035)

Total other expense	(65,999)	(110,008)	(197,089)	(278,058)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSS ON EQUITY METHOD INVESTMENTS	(26,597)	(89,046)	(94,794)	(229,741)

Income tax benefit	6,646	30,396	14,830	62,683
Minority interest in net earnings of subsidiaries	(128)	(271)	(239)	(2,184)
Loss on equity method investments	(70)	(611)	(2,120)	(1,851)

LOSS FROM CONTINUING OPERATIONS	(20,149)	(59,532)	(82,323)	(171,093)

LOSS FROM DISCONTINUED OPERATIONS, NET	(721)	(590)	(1,926)	(2,464)

NET LOSS	$(20,870)	$(60,122)	$(84,249)	$(173,557)

BASIC AND DILUTED NET LOSS PER COMMON SHARE AMOUNTS
Loss from continuing operations	$(0.06)	$(0.26)	$(0.31)	$(0.77)
Loss from discontinued operations		$(0.01)	$(0.01)	$(0.01)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.06)	$(0.27)	$(0.32)	$(0.78)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	334,141	224,839	265,411	222,948

Note:

(a)	The allocation of the SpectraSite purchase price is based on a preliminary third-party valuation and management's estimates and assumptions which are subject to adjustment as additional information is obtained and the third-party valuation is finalized.

UNAUDITED CONDENSED
CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)	Nine Months Ended September 30,
	2005	2004
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net loss	$(84,249)	$(173,557)
Non-cash items reflected in statements of operations, primarily depreciation and amortization	357,597	356,243
Decrease (increase) in assets	4,916	(132)
Decrease in liabilities	(18,060)	(33,391)

Cash provided by operating activities	260,204	149,163

CASH FLOWS (USED) FOR PROVIDED BY INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(59,228)	(28,612)
Payments for acquisitions	(5,668)	(27,843)
Payment for acquisition of Mexico minority interest	(7,270)	(3,947)
Cash acquired from Spectrasite merger, net of transaction costs	34,081
Proceeds from sale of businesses and other long-term assets	3,800	23,499
Deposits, investments and other long-term assets	(1,099)	325
Restricted cash and investments		170,036

Cash (used for) provided by investing activities	(35,384)	133,458

CASH FLOWS USED FOR FINANCING ACTIVITIES:
Repayment of notes payable, credit facility and capital leases	(426,450)	(1,523,835)
Proceeds from issuance of debt securities		570,000
Net proceeds from stock options and other	46,037	23,460
Borrowings under credit facility	50,000	700,000
Deferred financing costs and other financing activities	(805)	(30,878)

Cash used for financing activities	(331,218)	(261,253)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(106,398)	21,368
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	215,557	105,465

CASH AND CASH EQUIVALENTS, END OF PERIOD	$109,159	$126,833

CASH PAID FOR INCOME TAXES	$13,952	$1,902

CASH PAID FOR INTEREST	$131,371	$173,718

SIGNIFICANT MERGER RELATED NON-CASH TRANSACTION:
Fair value of Class A common stock issued and options and warrants assumed in connection with the SpectraSite merger	$3,118,393

UNAUDITED SUPPLEMENTAL INFORMATION

Selected Operating Results ($ in thousands)	Three Months Ended, September 30, 2005
	American Tower	SpectraSite(1)	Consolidated
Selected Income Statement Results:
Total Revenue	$197,304	$67,442	$264,746
Total Expense	63,811	26,807	90,618
Corporate general, administrative and development expense	8,579	3,308	11,887
Interest Income, TV Azteca, net	3,609		3,609

Adjusted EBITDA	$128,523	$37,327	$165,850

Selected Statement of Cash Flows Results:

Cash from Operations	$82,848	$12,347	$95,195

Payments for Purchase of Property and Equipment and Construction Activities
Discretionary	$10,378	$997	$11,375
Improvements/Augumentation	6,319	3,402	9,721
Corporate	1,606		1,606

Total	$18,303	$4,399	$22,702

(1) SpectraSite results reflect the period of August 3, 2005 to September 30, 2005.

Selected Balance Sheet Detail
($ in millions)	September 30, 2005
Long-term obligations summary, including current portion	American Tower	SpectraSite	Consolidated
Credit Facilities	$745	$700	$1,445
12.250% Senior Subordinated Discount Notes, due 2008	223		223
7.250% Senior Subordinated Notes, due 2011	400		400
7.500% Senior Notes, due 2012	225		225
7.125% Senior Notes, due 2012	502		502
5.000% Convertible Notes, due 2010	275		275
3.250% Convertible Notes, due 2010	164		164
3.000% Convertible Notes, due 2012	344		344
Other debt	61	1	62

Total debt	$2,939	$701	$3,640
Cash and cash equivalents	95	14	109

Net debt (Total debt less Cash and cash equivalents)	$2,844	$687	$3,531

Total shares outstanding, as of September 30, 2005 (in millions)			411

Selected Interest Expense Detail ($ in millions)	Three Months Ended, September 30, 2005
Long-term obligations summary, including current portion	American Tower	SpectraSite	Consolidated
Credit Facilities	$10	$6	$16
12.250% Senior Subordinated Discount Notes, due 2008	8		8
7.250% Senior Subordinated Notes, due 2011	7		7
9.375% Senior Notes, due 2009	2		2
7.500% Senior Notes, due 2012	4		4
7.125% Senior Notes, due 2012	9		9
5.000% Convertible Notes, due 2010	3		3
3.250% Convertible Notes, due 2010	2		2
3.000% Convertible Notes, due 2012	3		3
Other Interest Expense	4		4

Total Interest Expense	$52	$6	$58

Selected Portfolio Detail—Owned Wireless, Broadcast and In-building Systems
Three Months Ended September 30, 2005
Tower Count	Wireless	Broadcast	In-building	Total
Beginning Balance, 7/1/05	13,857	327		14,184
SpectraSite Merger	7,661	80	94	7,835
New Construction	66		3	69
Acquisitions	12			12
Reductions	(1)			(1)

Ending Balance, 9/30/05	21,595	407	97	22,099

UNAUDITED RECONCILIATIONS TO GAAP MEASURES

Third Quarter 2005 and 2004: Adjusted EBITDA and Adjusted EBITDA margin The reconciliation of net loss to adjusted EBITDA is as follows: ($ in thousands)	Three Months Ended, September 30, 2005			Three Months Ended September 30, 2004
	American Tower	SpectraSite	Consolidated	Consolidated

Net loss	$(17,803)	$(3,067)	$(20,870)	$(60,122)

Loss from discontinued operations, net	721		721	590

Loss from continuing operations	(17,082)	(3,067)	(20,149)	(59,532)

Interest expense	51,692	5,959	57,651	65,631
Interest income	(1,150)	(201)	(1,351)	(1,166)
Income tax (benefit) provision	(6,838)	192	(6,646)	(30,396)
Depreciation, amortization and accretion	84,519	32,233	116,752	81,569
Impairments, net loss on sale of long-lived assets, restructuring and merger related expense	3,016	3,071	6,087	6,517
Loss on retirement of long-term obligations	14,420		14,420	47,951
Minority interest in net earnings of subsidiaries	128		128	271
Loss on equity method investments	70		70	611
Other (income) expense	(252)	(860)	(1,112)	1,176

Adjusted EBITDA	$128,523	$37,327	$165,850	$112,632

Divided by total operating revenues	$197,304	$67,442	$264,746	$180,881

Adjusted EBITDA margin	65%	55%	63%	62%